EXHIBIT 107

Calculation of Filing Fee Tables

F-3

(Form Type)

HSBC Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.887% Fixed Rate/Floating Rate Senior Unsecured Notes due 2027	457(o)	$2,300,000,000	100%	$2,300,000,000	$110.20 per $1 million	$253,460

Fees to Be Paid	Debt	Floating Rate Senior Unsecured Notes due 2027	457(o)	$700,000,000	100%	$700,000,000	$110.20 per $1 million	$77,140

Total Fee Due								$330,600

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $3,000,000,000.